SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

December 22, 2008

Date of Report (Date of earliest event reported)

FBR Capital Markets Corporation

(Exact Name of Registrant as Specified in its Charter)

Virginia

(State or Other Jurisdiction of Incorporation)

001-33518               20-5164223

(Commission File Number)          (IRS Employer Identification No.)

1001 Nineteenth Street North
Arlington, VA 22209

(Address of Principal Executive Office) (Zip Code)

(703) 312-9500

(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 22, 2008, FBR Capital Markets Corp. (the “Company ”) announced that Eric F. Billings, its current Chief Executive Officer, will retire effective January 1, 2009 and will be succeeded by Richard J. Hendrix, the Company’s current President and Chief Operating Officer. Mr. Billings will continue to serve as the non-executive Chairman of the Company’s Board of Directors (the “Board ”), and will continue to have ongoing active involvement in the Company’s business development activities and client relationship management.

In connection with his retirement, on December 22, 2008, the Company and Mr. Billings entered into a retirement agreement (the “Retirement Agreement”) and a director service agreement (the “Director Agreement”, together, the “Agreements ”). The Agreements are each effective as of January 1, 2009.

In recognition of his longstanding service to the Company as one of its founders, his commitment to remain active on behalf of the Company as its Chairman and his critical role to the Company’s future success, and based on his agreement to be subject to new restrictive covenants, the Retirement Agreement provides Mr. Billings with certain post-retirement benefits. The restrictive covenants generally prohibit Mr. Billings from (i) competing with the Company until the earlier of December 31, 2013 or the third anniversary of the date that his service with the Board terminates (the “Restricted Period”), (ii) soliciting the Company’s customers during the Restricted Period or (iii) hiring or soliciting the Company’s employees until the fifth anniversary of the date that his service with the Board terminates. Retirement benefits include (1) a deferred compensation arrangement that provides for five annual payments of $1 million starting on December 31, 2009 (subject to compliance with the restrictive covenants described above), (2) continued health benefits for five years, (3) office and secretarial support for three years (as long as Mr. Billings continues to serve on the Board) and (4) continued vesting of previous granted Company equity awards pursuant to their existing vesting schedule (subject to his compliance with the restrictive covenants described above).

It is expected that Mr. Billings will continue to have active involvement in crucial business development and relationship management aspects of the Company’s business, and will help to grow and strengthen the Company’s current and future client relationships. In consideration of these efforts and to incentivize these actions, the Company has entered into the Director Agreement, which provides that for three years (1) the Company will nominate Mr. Billings to serve as a Board member, (2) Mr. Billings will receive an annual Chairman’s fee of $400,000 and (3) Mr. Billings will also be eligible to receive a discretionary annual bonus. For 2009, Mr. Billings will receive a bonus, based on agreed-upon, activity-based performance metrics, of at least $1.5 million. For 2010 and 2011, there will be no minimum bonus and the annual bonus will be based on the Company’s and Mr. Billings’ actual performance.

The descriptions of the terms set forth above are not complete and are qualified in all respects by reference to the Agreements. Copies of the Agreements are attached as Exhibits 10.1 and 10.2. For additional information, see the press release attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

Exhibit.
10.1	Retirement Agreement between FBR Capital Markets Corporation and Eric F. Billings, dated December 22, 2008
10.2	Director Services Agreement between FBR Capital Markets Corporation and Eric F. Billings, dated December 22, 2008
99.1	FBR Capital Markets Corporation Press Release, dated December 22, 2008

      SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FBR Capital Markets Corporation
Date: December 22, 2008	By:	/s/ Bradley J. Wright Bradley J. Wright Executive Vice President and Chief Financial Officer, FBR Capital Markets Corporation